SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 13, 2014

TRUETT-HURST, INC.

______________

(Exact name of registrant as specified in its charter)

Delaware	333-187164	46-1561499

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4035 Westside Road, Healdsburg, CA 95448

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 707.431.4423

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Truett-Hurst Inc. today announced that it has appointed Paul A. Forgue, [40], as Chief Financial Officer of Truett-Hurst, effective June 16, 2014. Before joining Truett, Mr. Forgue was a Senior Director of Alvarez & Marsal, a financial advisory company. Mr. Forgue’s experience prior to Alvarez & Marsal included serving as a Manager at FTI Consulting. Mr. Forgue holds a Bachelor of Arts degree in Economics from University of Dallas and a Master of Business Administration degree from the Jesse H. Jones Graduate School of Management at Rice University.

The Company has agreed to pay Mr. Forgue an annual base salary of $210,000 with the opportunity to participate in its executive bonus plan. Mr. Forgue has also been granted [will be granted] restricted stock units (“RSUs”) representing the right to receive 87,500 shares of the Company’s class A common stock, as well as options to purchase 150,000 shares of class A common stock. The RSUs and options were granted pursuant to the Truett-Hurst, Inc. 2012 Stock Incentive Plan (the “Plan”) and vest ratably over four years. Mr. Forgue is eligible for the payment of six months’ severance and six months’ extension of health insurance coverage in the event that is employment is terminated other than for Cause (as defined in the Plan).

Mr. Forgue succeeds James D. Bielenberg, who resigned as Chief Financial Officer of the Company, effective June 13, 2014, to pursue other interests. In order to ensure an orderly transition of his responsibilities, Mr. Bielenberg will assist the Company through the date of the filing of its Annual Report on Form 10-K for its fiscal year ended June 30, 2014.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

99.1	Press release issued by Truett-Hurst, Inc. on June 13, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Truett-Hurst Inc.

By:	/s/ Philip L. Hurst
Philip L. Hurst Chief Executive Officer

Date: June 13, 2014

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release issued by Truett-Hurst, Inc. on June 13, 2014.